                                                                    Exhibit 23.1

                     HARLEY-DAVIDSON MOTORCYCLE TRUST 2000-3
                      BALANCE SHEET AS OF NOVEMBER 13, 2000


Assets -- Cash............................................  $1,000
                                                            ======
Liabilities...............................................  $    0
                                                            ======
Beneficial Equity.........................................  $1,000
                                                            ======


                           NOTES TO THE BALANCE SHEET

         Harley-Davidson Motorcycle Trust 2000-3 is a limited purpose business trust established under the laws of the State of Delaware. It was formed on November 9, 2000 under a trust agreement dated as of November 1, 2000 between the depositor and the trustee. The activities of the trust are limited by the terms of the trust agreement to acquiring, owning and managing loan contracts and related assets, issuing and making payments on notes and certificates and other related activities. Prior to and including November 15, 2000, the trust did not conduct any activities.

         The depositor will pay all fees and expenses related to the organization and operations of the trust, other than withholding taxes, imposed by the United States or any other domestic taxing authority. The depositor has also agreed to indemnify the indenture trustee and trustee and certain other persons involved in the sale of notes.


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